Exhibit 5.26

CONSENT OF D. ISABEL

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Denis Isabel
By:	Denis Isabel, Ing.
Director, Health, Safety, Environment and Rehabilitation
IAMGOLD Essakane S.A.

Dated: May 15, 2020